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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Radisys Corporation:

We consent to the use of our reports dated March 1, 2006, with respect to the consolidated balance sheet of Radisys Corporation as of December 31, 2005, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP
Portland, Oregon
August 30, 2006